UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
(Amendment No. 2)
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): October 1, 2010
Home BancShares, Inc.
(Exact name of registrant as specified in its charter)

Arkansas	000-51904	71-0682831
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

719 Harkrider, Suite 100, Conway, Arkansas	72032
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (501) 328-4770
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
     On October 1, 2010, Home BancShares, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original Report”) to report that its wholly owned subsidiary, Centennial Bank, had acquired the banking operations of Wakulla Bank, a Florida state-chartered bank headquartered in Crawfordville, Florida (“Wakulla”), through an agreement with the Federal Deposit Insurance Corporation (“FDIC”). Centennial Bank entered into a purchase and assumption agreement with the FDIC (the “Agreement”), as receiver for Wakulla, on October 1, 2010, pursuant to which Centennial Bank acquired the performing loans and certain assets and assumed substantially all of the deposits and certain liabilities of Wakulla.
     On October 7, 2010, the Company filed an amended Current Report on Form 8-K/A (“Amendment No. 1”) to report under Item 1.01 and Item 2.01 additional details of the terms and conditions of the Wakulla Agreement, a copy of which was included as Exhibit 2.1 to Amendment No. 1.
     This Current Report on Form 8-K/A (“Amendment No. 2”) is being filed to amend and supplement the disclosure provided in the Original Report, as previously amended and supplemented by Amendment No. 1. This Amendment No. 2 provides an audited Statement of Assets Acquired and Liabilities Assumed, and updates the disclosures provided in Item 2.01 and 9.01 of the Original Report. All financial and other numeric measures of Wakulla as described below were based upon information as of October 1, 2010 or September 30, 2010 and may be subject to change.
     Statements made in this Amendment, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning its financial condition, operating results, cash flows, liquidity and capital resources. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth under the captions “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010.
Item 2.01 Completion of Acquisition or Disposition of Assets
     The following discussion of assets acquired and liabilities assumed are presented at estimated fair value on the date of the Wakulla Agreement. The fair values of the assets acquired and liabilities assumed were determined as described in Note 3 to the Company’s audited Statement of Assets Acquired and Liabilities Assumed, dated as of October 1, 2010, and the accompanying notes thereto, which is attached hereto as Exhibit 99.3 and incorporated herein by reference (the “Audited Statement”). These fair value estimates are based on the information available, and are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values may become available. Centennial Bank and the FDIC are engaged in on-going discussions that may impact which assets and liabilities are ultimately acquired or assumed by the Bank and/or the purchase price. In addition, the tax treatment of FDIC-assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date. The disclosure set forth in this Item 2.01 reflects the status of these items to the best of management’s knowledge as of December 17, 2010.
     Effective October 1, 2010, Centennial Bank assumed substantially all deposits and acquired certain assets and certain liabilities of Wakulla from the FDIC, as receiver for Wakulla (the “Acquisition”), pursuant to the terms of a Purchase and Assumption Agreement entered into among Centennial Bank, the FDIC, as receiver for Wakulla, and the FDIC, on October 1, 2010.

     Under the terms of the Agreement, Centennial Bank acquired approximately $377.9 million in assets, including approximately $165.7 million in loans held by Wakulla, $45.9 million of marketable securities, $9.8 million of cash and cash equivalents (excluding cash paid by the FDIC to complete the Acquisition), $27.6 million of federal funds sold, a $28.8 million FDIC indemnification asset and $19.2 million of other assets. Centennial Bank also assumed approximately $360.9 million in liabilities, including approximately $356.2 million in customer deposits and $4.7 million in other liabilities. Additionally, Centennial Bank recorded a deferred tax liability of $6.7 million associated with the $17.0 million pre-tax gain on the transaction. We did not acquire any non-performing loans or other real estate owned of Wakulla, nor any FHLB borrowings of Wakulla. In addition, no assets were acquired or liabilities assumed from Wakulla’s parent entity. The deposits were acquired at no premium and assets were acquired at a discount to Wakulla’s historic book value as of October 1, 2010 of approximately $52.9 million, subject to customary adjustments. In connection with the Acquisition, the FDIC has made a payment to Centennial Bank in the amount of approximately $80.9 million, subject to customary post-closing adjustments based upon the final closing date balance sheet for Wakulla. The cash payment is settlement for the net equity received, assets discount bid, charge-offs since July 28, 2010, and other customary closing adjustments. The terms of the Agreement provide for the FDIC to indemnify Centennial Bank against certain claims, including claims with respect to liabilities of Wakulla not assumed or otherwise purchased by Centennial Bank, claims made by shareholders of Wakulla, and claims based on any prior action or inaction by Wakulla’s directors, officers and other employees.
     In connection with the Acquisition, Centennial Bank entered into loss sharing agreements with the FDIC. Pursuant to the terms of the loss sharing agreements, the FDIC is obligated to reimburse Centennial Bank for 70% of losses on the first loss tranche of up to $15.7 million in single family residential loans and up to $22.7 million in commercial loans. The FDIC will reimburse Centennial Bank for 30% of losses on the second loss tranche including the next $8.6 million in single family residential loans and the next $25.7 million in commercial loans. The FDIC will reimburse Centennial Bank for 80% of losses above these amounts with respect to covered loans. Centennial Bank will reimburse the FDIC for 70%, 30% and 80%, respectively, of recoveries with respect to losses for which the FDIC paid Centennial Bank the respective percentage reimbursement under the loss sharing agreements. The loss sharing agreements do not provide loss sharing for consumer loans, estimated to have a fair value of approximately $17.6 million, which we acquired from Wakulla.
     In addition, on December 15, 2020 (the “True-Up Measurement Date”), Centennial Bank has agreed to pay the FDIC 50% of the excess, if any, of (i) 20% of an intrinsic loss estimate of $73.0 million, less (ii) the sum of (A) 20% of the net loss amount (the sum of all losses less the sum of all recoveries on covered assets) plus (B) 25% of the asset premium (discount) plus (C) 3.5% of the total loans subject to loss sharing under the loss sharing agreements as specified in the schedules to the Agreement.
     All capitalized terms used herein but not otherwise defined are ascribed the meanings as given in the Agreement. The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement and certain exhibits attached thereto, a copy of which is attached hereto as Exhibit 2.1 and incorporated by reference herein.
     The following table summarizes the assets covered by the loss sharing agreements, the amount covered by the FDIC and the fair value:

	October 1, 2010
	Amount Covered
	by FDIC	Fair Value
	(In thousands)
Assets covered by loss share
Loans receivable covered by loss share	$205,416	$148,162

     The amounts covered by the loss sharing agreements are the pre-acquisition book values of the underlying covered assets, the contractual balance of unfunded commitments that were acquired, and certain future net direct costs. The loss sharing agreement applicable to single family residential mortgage loans provide for FDIC loss sharing and Centennial Bank reimbursement to the FDIC for ten years. The loss sharing agreement applicable to all other covered assets provide for FDIC loss sharing for five years and Centennial Bank reimbursement of recoveries to the FDIC for eight years.
     The loss sharing agreements are subject to certain servicing procedures as specified in the agreements with the FDIC. The fair value of the loss sharing agreements was recorded as an indemnification asset at their estimated fair value of $28.8 million on the acquisition date. The indemnification asset reflects the present value of the expected net cash reimbursement related to the loss sharing agreements described above. Based upon the acquisition date fair values of the net assets acquired, no goodwill was recorded. The transaction resulted in a pre-tax gain of $17.0 million, which will be included in non-interest income in the Company’s December 31, 2010 Consolidated Statements of Income. Due to the difference in tax bases of the assets acquired and liabilities assumed, the Company recorded a deferred tax liability of $6.7 million, resulting in an after-tax gain of $10.3 million. Under the Internal Revenue Code, the gain will be recognized over the next six years.
     An analysis of the likely short-term and long-term effects of the loss sharing agreements on the Company’s cash flows and reported results is included in Item 9.01(a) below.
Item 9.01 Financial Statements and Exhibits.
(a) Financial Statements of Business Acquired
     As set forth in Item 2.01 above, on October 1, 2010, Centennial Bank acquired certain assets and assumed substantially all deposits and certain liabilities of Wakulla pursuant to the Wakulla Agreement. A narrative description of the anticipated effects of the Acquisition on the Company’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Company, which have been filed with the SEC and the Audited Statement, which is attached hereto as Exhibit 99.3.
     The Acquisition increased the Company’s total assets and total deposits by approximately 11.1% and 13.9%, respectively, as compared with balances at September 30, 2010, and is expected to positively affect the Company’s operating results, to the extent the Company earns more from interest earned on its assets than it pays in interest on deposits and other borrowings. The ability of the Company to successfully collect interest and principal on loans acquired and collect reimbursement from the FDIC on the related indemnification asset will also impact cash flows and operating results.
     The Company considers that the determination of the initial fair value of loans acquired in the October 1, 2010 FDIC-assisted transaction and the initial fair value of the related FDIC indemnification asset involves a high degree of judgment and complexity. The carrying value of the acquired loans and the FDIC indemnification asset reflect management’s best estimate of the amount to be realized on each of these assets. The Company estimated the acquisition date fair value of the acquired assets and assumed liabilities in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 805, Business Combinations (formerly Statement of Financial Accounting Standards (“SFAS”) No. 141(R), Business Combinations). However, the amount that the Company realizes on these assets could differ materially from the carrying value reflected in the attached Audited Statement primarily as a result of changes in the timing and amount of collections on the acquired loans in future periods. Because of the loss sharing agreements with the FDIC on these assets, as described in Item 2.01 above, the Company does not expect to incur significant losses. To the extent the actual values realized for the acquired loans differ from the estimated amounts; the indemnification asset will generally be impacted in an offsetting manner due to the loss sharing support from the FDIC.

     Financial Condition
     In the Acquisition, Centennial Bank purchased $165.7 million in loans receivable, at fair value, net of a $61.9 million estimated discount to the outstanding principal balance, representing approximately 7.1% of the Company’s total loans (net of the allowance for loan losses) at September 30, 2010.
     Centennial Bank acquired $9.8 million in cash and cash equivalents in the transaction. In addition to the cash and cash equivalents acquired, Centennial Bank received $80.9 million from the FDIC. Centennial Bank also acquired $45.9 million in securities, at fair value. These assets provided additional liquidity to the Company.
     The following table presents information with respect to the fair value of certain acquired earning assets and loans, as well as their book balance at acquisition date, contractual term and average effective yield.
Schedule of Earning Assets Acquired

	October 1, 2010
			Average	Effective
	Initial		Months to	Interest
	Value	Fair Value	Maturity	Rate
	(Dollars in thousands)
Earning assets
Investment securities	$45,861	$45,861	58	3.03%
Federal funds sold	27,591	27,591	—	0.25
Loans receivable not covered by loss share:
Consumer	22,245	17,560	26	5.87
Loans receivable covered by FDIC loss share:
Commercial real estate	102,179	73,286	104	6.53
Residential real estate	67,643	54,704	142	6.48
Commercial and industrial	33,939	19,139	34	6.27
Other	1,655	1,033	94	7.11

Total loans	$227,661	$165,722

Total earning assets	$301,113	$239,174

     The following table reflects the scheduled maturities of the acquired loans:

		Over One
		Year
	One Year	Through	Over Five
	or Less	Five Years	Years	Total
Contractual maturities:
Commercial real estate	$15,669	$16,084	$41,533	$73,286
Residential real estate	3,271	13,535	37,898	54,704
Consumer	5,053	12,042	465	17,560
Commercial and industrial	7,351	8,840	2,948	19,139
Other	5	582	446	1,033

Total	$31,349	$51,083	$83,290	$165,722

Rate sensitivity:
Fixed	$6,348	$20,393	$8,321	$35,062
Variable	25,001	30,690	74,969	130,660

Total	$31,349	$51,083	$83,290	$165,722

     In the acquisition, Centennial Bank assumed $356.2 million in deposits, at fair value. This amount represents approximately 13.9% of the Company’s total deposits of $2.56 billion at September 30, 2010. Demand and non-interest bearing, savings and interest bearing transaction accounts, and time deposits assumed were $44.3 million, $91.2 million and $220.7 million, respectively.
     In its assumption of the deposit liabilities, the Company believed that the customer relationships associated with these deposits have intangible value. The Company applied FASB ASC 805, which prescribes the accounting for goodwill and other intangible assets such as core deposit intangibles, in a business combination. The Bank determined the estimated fair value of the core deposit intangible asset totaled $3.4 million, which will be amortized utilizing a straight line method over an estimated economic life of 7 years. In determining the estimated life and valuation, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, age of deposit relationships, and the maturities of time deposits.
     Future amortization of this core deposit intangible asset over the estimated life will decrease results of operations, net of any potential tax effect. Future capital will be reduced by the amount of expected amortization, net of any tax effect. Since amortization is a noncash item, it will have no effect upon future liquidity and cash flows. For the calculation of regulatory capital, this core deposit intangible asset is disallowed and is a reduction to equity capital. It is expected that the results of disallowing this intangible asset should not materially affect the Company’s or Centennial Bank’s regulatory capital ratios.
     The core deposit intangible asset is subject to significant estimates by management of the Company related to the value and the life of the asset. These estimates could change over time. The Company will review the valuation of this asset periodically to ensure that no impairment has occurred. If any impairment is subsequently determined, the Company will record the impairment as an expense in its Consolidated Statement of Income.
     Operating Results and Cash Flows. The Company’s management has from time to time become aware of acquisition opportunities and has performed various levels of review related to potential acquisitions in the past. This Acquisition was attractive to the Company for a variety of reasons, including the:
•	ability to build a presence in the Florida Panhandle and increase the Company’s market share in Florida;

•	anticipated profitability in the pricing of the acquired loan portfolio including the indemnification asset;

•	attractiveness of immediate deposit growth with low cost of funds given that over the past several years, organic deposit growth has been exceptionally difficult as financial institutions compete for deposits. This acquisition allowed us to immediately increase deposits at an attractive cost;

•	opportunities to enhance income and efficiency due to duplications of effort. The Company has operated efficiently and expects to enhance income by centralizing some duties and removing duplications of effort.
     Based on these and other factors, including the level of FDIC support related to the acquired loans, the Company believes that this acquisition will have an immediate positive impact on its earnings.
     The Wakulla transaction had an immediate accretive impact to the Company’s financial results as it recognized a day 1 pre-tax gain upon acquisition of $17.0 million. The transaction resulted in an after-tax gain of $10.3 million. Based on September 30, 2010 information, total assets acquired make up 11.1%, or $377.9 million, of the Company’s total assets of $3.39 billion, and total deposits assumed make up 13.9%, or $356.2 million, of the Company’s total deposits of $2.56 billion. The Company believes that the transaction will improve the Company’s net interest income, as Centennial Bank earns more interest on its loans and investments than it pays in interest on deposits and borrowings.

     The extent to which Centennial Bank’s operating results may be adversely affected by the acquired loans is largely offset by the loss sharing agreements and the related discounts reflected in the estimated fair value of these assets at the acquisition date. In accordance with the provisions of ASC Topic 310-30, the fair values of the acquired loans reflect an estimate of expected credit losses related to these assets. As a result, the Company’s operating results would only be adversely affected by loan losses to the extent that such losses exceed the expected credit losses reflected in the fair value of these assets at the acquisition date. In addition, to the extent that the stated interest rate on acquired loans was not considered a market rate of interest at the acquisition date, appropriate adjustments to the acquisition-date fair values were recorded. These adjustments mitigate the risk associated with the acquisition of loans earning a below-market rate of return.
     The long-term effects that the Company may experience will depend primarily on the ability of the borrowers under the various loans covered by the loss sharing agreements to make payments over time. As the loss sharing agreements cover up to a 10-year period (5 years for commercial loans and other assets), changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. The Company believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC (as part of the FDIC indemnification asset) may be recognized unevenly over this period, as the Company exhausts its collection efforts under its normal practices. In addition, the Company recorded substantial discounts related to the purchase of these covered assets. A portion of these discounts may be accretable to income over the economic life of the loans and will be dependent upon the timing and success of the Company’s collection efforts on the covered assets.
     Liquidity and Capital Resources. The transaction significantly enhanced the liquidity position of Centennial Bank. The Company acquired $9.8 million in cash and cash equivalents as well as $45.9 million of investment securities. These securities provide monthly cash flows in the form of principal and interest payments and are readily marketable. In addition, the FDIC also transferred $80.9 million in cash to Centennial Bank to compensate for the net liability that resulted from the transfer of Wakulla’s assets and liabilities adjusted for Centennial Bank’s discount bid.
     Deposits in the amount of $356.2 million were also assumed. Of this amount, 38.0%, or $135.5 million, were in the form of highly liquid transaction accounts. Certificates of deposit and other time deposits comprised 62.0%, or $220.7 million, of total deposits.
     At September 30, 2010, the Company was considered “well-capitalized” under relevant regulatory ratios. The Company remains “well-capitalized” after taking into consideration the results of the transaction. The Company had the following pro-forma capital ratios at October 1, 2010 (includes the effects of this FDIC-assisted transaction) and September 30, 2010:

	Pro-Forma
	October 1, 2010	September 30, 2010
Tier 1 leverage ratio	13.2%	14.5%
Tier 1 risk-based capital ratio	17.6	18.5
Total risk-based capital ratio	18.9	19.7
     At September 30, 2010, Centennial Bank was considered “well-capitalized” under relevant regulatory ratios. Centennial Bank remains “well-capitalized” after taking into consideration the results of the transaction and $42.0 million additional capital injected by the Company. Centennial Bank had the following pro-forma capital ratios at October 1, 2010 (includes the effects of this FDIC-assisted transaction) and September 30, 2010:

	Pro-Forma
	October 1, 2010	September 30, 2010
Tier 1 leverage ratio	11.1%	10.9%
Tier 1 risk-based capital ratio	15.1	14.1
Total risk-based capital ratio	16.4	15.4

     Financial Statements
     Attached hereto as Exhibit 99.3 and incorporated by reference into this Item 9.01(a) is an audited Statement of Assets Acquired and Liabilities Assumed by Centennial Bank (a wholly owned subsidiary of Home BancShares, Inc.) related to its acquisition of Wakulla at October 1, 2010 and the accompanying notes thereto.
Report of Independent Registered Public Accounting Firm
Statement of Assets Acquired and Liabilities Assumed at October 1, 2010
Notes to Statement of Assets Acquired and Liabilities Assumed
     The Company has omitted certain financial information of Wakulla required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X in accordance with a request for relief submitted to the Commission in accordance with the guidance provided in Staff Accounting Bulletin 1:K, Financial Statements of Acquired Troubled Financial Institutions (SAB:1K). SAB 1:K provides relief from the requirements of Rule 3-05 in certain instances, such as the transaction, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution that are not reasonably available.
(d) Exhibits
2.1	Purchase and Assumption Agreement Whole Bank All Deposits, Among the Federal Deposit Insurance Corporation, Receiver of Wakulla Bank, Crawfordville, Florida, the Federal Deposit Insurance Corporation, and Centennial Bank, dated as of October 1, 2010 (incorporated by reference to Exhibit 2.1 of our Current Report on Form 8-K/A filed on October 7, 2010).

23.1	Consent of Independent Registered Public Accounting Firm

99.1	Press Release: Home BancShares and Centennial Bank Build Presence in Florida Panhandle with Strategic Acquisition (incorporated by reference to Exhibit 99.1 of our Current Report on Form 8-K filed on October 4, 2010).

99.2	Supplemental materials to Press Release dated October 1, 2010 (incorporated by reference to Exhibit 99.2 of our Current Report on Form 8-K filed on October 4, 2010).

99.3	Report of Independent Registered Public Accounting Firm Statement of Assets Acquired and Liabilities Assumed at October 1, 2010 Notes to Statement of Assets Acquired and Liabilities Assumed

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Home BancShares, Inc. (Registrant)
Date: December 17, 2010	/s/ Brian Davis
Brian Davis
Chief Accounting Officer